United States
Securities and Exchange Commission
Washington, DC 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Information Statement
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FelCor Lodging Trust Incorporated

(Name of Registrant as Specified in its Charter)

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August 26, 2010

To the Holders of Shares of FelCor Lodging Trust
Incorporated’s $1.95 Series A Cumulative
Convertible Preferred Stock and Depository Shares
Representing its 8% Series C Cumulative
Redeemable Preferred Stock:

The special meeting of the holders (our “Preferred Stockholders”) of our (i) $1.95 Series A Cumulative Convertible Preferred Stock and (ii) 8% Series C Cumulative Redeemable Preferred Stock, which was scheduled to be held on Tuesday, September 14, 2010, has been cancelled.

The agent we engaged to assist with mailing and distributing information to the Preferred Stockholders concerning the special meeting made the necessary inquiries to establish the names and addresses of Preferred Stockholders who, as of the record date, were entitled to receive such information. The agent, however, in the ordinary course failed to retrieve critical beneficial ownership information as of the record date, contrary to our instructions and reasonable expectations.  The agent was also unable to provide record date beneficial ownership information to a Preferred Stockholder that is seeking to solicit proxies in support of its previously nominated candidates. The agent has, subsequent to the record date, offered to collect such record date information. However, the integrity of information collected out of the ordinary course and in a manner inconsistent with custom and practice would be impeachable as to its reliability and, therefore, would be unsatisfactory for its intended purpose. Consequently, under these circumstances, we are unable to administer the special meeting since such records are necessary for purposes of confirming a Preferred Stockholder’s eligibility to vote, the presence of a quorum, and actual votes cast.

We expect to call a new meeting of our Preferred Stockholders as soon as practical and regret any inconvenience or confusion.

On behalf of the Board of Directors

Jonathan H. Yellen
Secretary